Exhibit 99.1

Moelis & Company Reports Third Quarter 2018 Financial Results;

Quarterly Dividend of $0.47 Per Share

Record Third Quarter and First Nine Month Revenues

•	Third quarter revenues of $207.7 million, up 22% from the third quarter of 2017; first nine month revenues of $647.5 million, up 26% from the same period of 2017
•

GAAP net income of $0.61 per share (diluted) for the third quarter and $2.06 per share (diluted) for the first nine months of 2018; Adjusted net income of $0.62 per share (diluted) and $2.23 per share (diluted) for the third quarter and first nine months of 2018, respectively

•	Continued to execute on organic growth strategy
―	Hired a veteran Managing Director in the U.S. to expand consumer expertise with coverage of food and agribusiness clients
―	Appointed a Senior Advisor to enhance the Firm’s commitment to diversity and inclusiveness
―	Added ten Managing Directors year to date through internal promotion and key external hires
•	Strong balance sheet with cash and short term investments of $231.6 million and no debt or goodwill

NEW YORK, October 22, 2018 – Moelis & Company (NYSE: MC) today reported financial results for the third quarter ended September 30, 2018.  The Firm’s revenues of $207.7 million increased 22% over the prior year period. The Firm reported third quarter 2018 GAAP net income of $44.9 million, or $0.61 per share (diluted), compared with $43.3 million, or $0.48 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $42.3 million, or $0.62 per share (diluted), for the third quarter of 2018, which compares with $36.3 million of net income, or $0.57 per share (diluted), in the prior year period.

Total record revenues of $647.5 million for the first nine months of 2018 represented an increase of 26% over the prior year period.  GAAP net income for the period was $152.0 million, or $2.06 per share (diluted), as compared with $132.2 million, or $1.51 per share (diluted), in the prior year period.  On an Adjusted basis, the Firm reported net income of $150.3 million, or $2.23 per share (diluted), for the first nine months of 2018, as compared with $111.4 million, or $1.76 per share (diluted), in the prior year period.  GAAP and Adjusted net income for the first nine months of 2018 include tax benefits of $0.26 per share and $0.30 per share, respectively, related to the settlement of share based awards.

“We achieved our third consecutive quarter of year-over-year record revenue growth as a result of years of investment in growing and strengthening our global network to deliver outstanding results to our clients.  Our first nine month revenues are up 26% over the same period last year as a result of executing on our organic growth strategy.  Compared with the prior year, this quarter we advised more clients across regions, sectors and products, demonstrating the depth and breadth of our business.  As we approach year-end, I am encouraged by our activity levels, dialogue with clients, and our ability to be a strategic partner to companies around the world,” said Ken Moelis, Chairman and Chief Executive Officer.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 78% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 22% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that 100% of the Firm’s third quarter 2018 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$207,723	$170,041	22%	$207,723	$170,041	22%
Income (loss) before income taxes	54,529	57,625	-5%	55,736	58,696	-5%
Provision for income taxes	9,641	14,354	-33%	13,459	22,410	-40%
Net income (loss)	44,888	43,271	4%	42,277	36,286	17%

Net income (loss) attributable to noncontrolling interests	12,439	24,066	-48%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$32,449	$19,205	69%	$42,277	$36,286	17%

Diluted earnings per share	$0.61	$0.48	27%	$0.62	$0.57	9%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)
	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$647,546	$515,448	26%	$647,546	$515,448	26%
Income (loss) before income taxes	170,230	163,074	4%	173,149	166,309	4%
Provision for income taxes	18,231	30,900	-41%	22,853	54,878	-58%
Net income (loss)	151,999	132,174	15%	150,296	111,431	35%

Net income (loss) attributable to noncontrolling interests	50,535	77,961	-35%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$101,464	$54,213	87%	$150,296	$111,431	35%

Diluted earnings per share	$2.06	$1.51	36%	$2.23	$1.76	27%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $207.7 million in the third quarter of 2018, as compared with $170.0 million in the prior year period, representing an increase of 22% and our largest third quarter of revenues on record.  This compares favorably with a 16% decrease in the number of global completed M&A transactions in the same period1.  The increase in revenues was driven by significant growth in our M&A activity and an increase in our restructuring activity over the prior year period, including higher average fees earned per completed transaction.  For the first

[1]	Source: Thomson Financial as of October 3, 2018; includes all transactions greater than $100 million in value nine months of 2018, revenues were $647.5 million as compared with $515.4 million in the same period of 2017, or an increase of 26%.

We continued to execute on our strategy of organic growth.  In the first nine months of 2018 we promoted five of our advisory professionals to Managing Director and hired five external Managing Directors to enhance our expertise in important sectors, products and regions.  This includes one veteran Managing Director in the U.S. that we announced since our last earnings release who will provide financial and strategic advice to food and agribusiness clients.  In addition, we announced the hiring of a Senior Advisor who will advise the Firm on key talent initiatives and focus on diversity and inclusion.

Expenses

The following tables set forth information relating to the Firm’s operating expenses. Expenses for 2017 only are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$120,701	$99,694	21%	$119,442	$98,623	21%
% of revenues	58.1%	58.6%		57.5%	58.0%
Non-compensation expenses	$34,110	$30,468	12%	$34,110	$30,468	12%
% of revenues	16.4%	17.9%		16.4%	17.9%
Total operating expenses	$154,811	$130,162	19%	$153,552	$129,091	19%
% of revenues	74.5%	76.5%		73.9%	75.9%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$375,987	$302,228	24%	$372,339	$298,993	25%
% of revenues	58.1%	58.6%		57.5%	58.0%
Non-compensation expenses	$107,933	$87,599	23%	$107,933	$87,599	23%
% of revenues	16.7%	17.0%		16.7%	17.0%
Total operating expenses	$483,920	$389,827	24%	$480,272	$386,592	24%
% of revenues	74.7%	75.6%		74.2%	75.0%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $154.8 million in the third quarter and $483.9 million for the first nine months of 2018.  On an Adjusted basis, operating expenses were $153.6 million in the third quarter of 2018 as compared with $129.1 million in the third quarter of 2017, and $480.3 million for the first nine months of 2018 as compared with $386.6 million in the prior year period.  The increase in operating expenses in both periods was associated with increased revenues, which drove increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $120.7 million in the third quarter and $376.0 million in the first nine months of 2018.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods) were $119.4 million and $372.3 million in the third quarter and first nine months of 2018, respectively. This compares with $98.6 million and $299.0 million in the third quarter and first nine months of 2017, respectively.  The Adjusted compensation and benefits ratio in both the current period and first nine months of 2018 was consistent at 57.5%.

Non-compensation expenses on a GAAP and Adjusted basis were $34.1 million in the third quarter of 2018 as compared with $30.5 million in the prior year period.  Our non-compensation expense ratio decreased to 16.4% in the current quarter from 17.9% in the prior year period.  For the first nine months of 2018, GAAP and Adjusted non-compensation expenses were $107.9 million as compared with $87.6 million in the same period of the prior year, and the non-compensation expense ratio decreased to 16.7% from 17.0%. The decrease in our non- compensation expense ratio in both current year periods primarily resulted from increased revenues, partially offset by the absence of contra expenses related to client reimbursements in 2018.

Other Income

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$1,090	$14,955	N/M	$1,038	$14,955	N/M

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Other income (expenses)	$2,963	$32,888	N/M	$2,234	$32,888	N/M

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income on a GAAP basis was $1.1 million in the third quarter and $3.0 million for the first nine months of 2018. On an Adjusted basis, other income was $1.0 million in the third quarter as compared with $15.0 million in the prior year period. In the third quarter of 2017, we recorded a gain of $14.4 million related to our investment in Moelis Australia resulting from its issuance of new shares in September 2017.  For the first nine months of 2018, other income on an Adjusted basis was $2.2 million as compared with $32.9 million for the first nine months of 2017.  The prior year first nine month period primarily includes gains recognized in connection with Moelis Australia’s IPO in April 2017 plus the third quarter 2017 gain mentioned above.  No such gains were recorded in both current year periods.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 78% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 22% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s third quarter 2018 income was taxed at our corporate effective tax rate of 24.1%, versus 38.2% in the prior year period.  The decrease in the tax rate is primarily attributable to the enactment of the Tax Cuts and Jobs Act in 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21% beginning January 1, 2018.

Capital Management and Balance Sheet

On October 19, 2018, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.47 per share.  The $0.47 per share will be paid on November 14, 2018 to common stockholders of record on November 1, 2018.

Moelis & Company continues to maintain a strong financial position, and as of September 30, 2018, we held cash and liquid investments of $231.6 million and had no debt or goodwill on our balance sheet.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Monday, October 22, 2018, accessible via telephone and the internet.  Navid Mahmoodzadegan, Co-Founder and Co-President, and Joe Simon, Chief Financial Officer, will review our third quarter 2018 financial results.  Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Third Quarter 2018 Earnings Call.  Please dial in 15 minutes before the conference call begins.  The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends.  The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10124499.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,”

“potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$207,723	$170,041	$647,546	$515,448

Expenses
Compensation and benefits	120,701	99,694	375,987	302,228
Occupancy	4,976	4,393	14,109	12,670
Professional fees	5,871	4,494	18,129	13,674
Communication, technology and information services	7,414	6,427	21,864	18,636
Travel and related expenses	9,385	7,294	31,796	21,990
Depreciation and amortization	1,135	891	3,290	2,570
Other expenses	5,329	6,969	18,745	18,059
Total expenses	154,811	130,162	483,920	389,827

Operating income (loss)	52,912	39,879	163,626	125,621
Other income (expenses)	1,090	14,955	2,963	32,888
Income (loss) from equity method investments	527	2,791	3,641	4,565
Income (loss) before income taxes	54,529	57,625	170,230	163,074
Provision for income taxes	9,641	14,354	18,231	30,900
Net income (loss)	44,888	43,271	151,999	132,174

Net income (loss) attributable to noncontrolling interests	12,439	24,066	50,535	77,961
Net income (loss) attributable to Moelis & Company	$32,449	$19,205	$101,464	$54,213

Weighted-average shares of Class A common stock outstanding
Basic	45,203,781	32,505,940	41,211,843	29,094,514
Diluted	53,141,198	39,784,633	49,173,904	35,872,847
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.72	$0.59	$2.46	$1.86
Diluted	$0.61	$0.48	$2.06	$1.51

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended September 30, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$120,701	($1,259)	(a)(b)	$119,442

Operating income (loss)	52,912	1,259		54,171
Other income (expenses)	1,090	(52)	(b)(c)	1,038

Income (loss) before income taxes	54,529	1,207		55,736
Provision for income taxes	9,641	3,818	(c)(d)	13,459
Net income (loss)	44,888	(2,611)		42,277

Net income (loss) attributable to noncontrolling interests	12,439	(12,439)		-
Net income (loss) attributable to Moelis & Company	$32,449	$9,828		$42,277

Weighted-average shares of Class A common stock outstanding
Basic	45,203,781	14,902,482	(e)	60,106,263
Diluted	53,141,198	14,902,482	(e)	68,043,680
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.72			$0.70
Diluted	$0.61			$0.62

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)	Reflects a reclassification of $0.4 million of other income to compensation and benefits expense associated with enforcement of non-compete provisions.

(c)	Reflects the netting of $0.3 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 24.1% for the period stated, which includes tax benefits of $0.2 million primarily related to the settlement of share-based awards. Excluding such benefits, our effective tax rate for the period presented would have been 24.6%. Our corporate effective tax rate of 24.1% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings. Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended September 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$99,694	($1,071)	(a)	$98,623

Income (loss) before income taxes	57,625	1,071		58,696
Provision for income taxes	14,354	8,056	(b)	22,410
Net income (loss)	43,271	(6,985)		36,286

Net income (loss) attributable to noncontrolling interests	24,066	(24,066)		-
Net income (loss) attributable to Moelis & Company	$19,205	$17,081		$36,286

Weighted-average shares of Class A common stock outstanding
Basic	32,505,940	24,354,679	(c)	56,860,619
Diluted	39,784,633	24,354,679	(c)	64,139,312
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.59			$0.64
Diluted	$0.48			$0.57

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 38.2% for the period stated which includes the excess tax benefit of $0.4 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.8%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Nine Months Ended September 30, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$375,987	($3,648)	(a)(b)	$372,339

Operating income (loss)	163,626	3,648		167,274
Other income (expenses)	2,963	(729)	(b)(c)	2,234

Income (loss) before income taxes	170,230	2,919		173,149
Provision for income taxes	18,231	4,622	(c)(d)	22,853
Net income (loss)	151,999	(1,703)		150,296

Net income (loss) attributable to noncontrolling interests	50,535	(50,535)		-
Net income (loss) attributable to Moelis & Company	$101,464	$48,832		$150,296

Weighted-average shares of Class A common stock outstanding
Basic	41,211,843	18,232,079	(e)	59,443,922
Diluted	49,173,904	18,232,079	(e)	67,405,983
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$2.46			$2.53
Diluted	$2.06			$2.23

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Reflects a reclassification of $1.0 million of other income to compensation and benefits expense associated with the forfeiture of fully vested Class A partnership units and enforcement of non-compete provisions.

(c)	Reflects the netting of $0.3 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 13.2% for the period stated, which includes tax benefits of $20.4 million primarily related to the settlement of share-based awards.  Excluding such benefits, our effective tax rate for the period presented would have been 25.0%.  Our corporate effective tax rate of 13.2% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings.  Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Nine Months Ended September 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$302,228	($3,235)	(a)	$298,993

Income (loss) before income taxes	163,074	3,235		166,309
Provision for income taxes	30,900	23,978	(b)	54,878
Net income (loss)	132,174	(20,743)		111,431

Net income (loss) attributable to noncontrolling interests	77,961	(77,961)		-
Net income (loss) attributable to Moelis & Company	$54,213	$57,218		$111,431

Weighted-average shares of Class A common stock outstanding
Basic	29,094,514	27,300,038	(c)	56,394,552
Diluted	35,872,847	27,300,038	(c)	63,172,885
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.86			$1.98
Diluted	$1.51			$1.76

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 33.0% for the period stated, which includes the excess tax benefit of $9.8 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.9%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.